Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter and Year Ended December 31, 2013

Reports Net Loss of $50.9 million for Quarter Ended December 31, 2013

SAN JUAN, Puerto Rico – March 21, 2014 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the holding company of Doral Bank, with operations in Puerto Rico and the U.S., reported a net loss of $50.9 million for the quarter ended December 31, 2013, compared to a net gain of $28.3 million for the quarter ended December 31, 2012. For the year ended December 31, 2013, Doral reported a net loss of $88.3 million compared to a net loss of $3.3 million for the year ended December 31, 2012.

Doral Financial’s net loss attributable to common shareholders for the three months ended December 31, 2013 was $53.3 million compared to a net gain attributable to common shareholders of $25.8 million for the three months ended December 31, 2012.

Management has determined to revise the Company’s financial statements for the quarter ended September 30, 2013. As a result, the provision for loan losses for the quarter ended September 30, 2013 increased by $7.2 million. After the revision, provision for loan losses for the quarter ended September 30, 2013 was $23.6 million, and net loss attributable to common shareholders was $17.1 million, or $2.57 per share outstanding on a fully diluted basis as compared to the previously reported amounts of $16.4 million, $9.9 million and $1.49, respectively.

“This was a difficult quarter. Doral incurred substantial credit costs that outweighed our progress in other parts of the company. Provisions and credit administration expenses were substantial. However, non-performing assets fell, retail deposits increased, we remain a leading mortgage franchise in Puerto Rico and our U.S. mainland operation sustained its profitable growth” said Glen Wakeman, CEO and President of Doral Financial Corporation.

As with the 2013 third quarter, retail deposits and loans for the 2013 fourth quarter were up over the preceding quarter. Reflecting Doral’s development of U.S. mainland opportunities, as of December 31, 2013, $2.7 billion, or 43% of loans, are to U.S. commercial borrowers. At the same time, Doral continues to strengthen its franchise in Puerto Rico as a major provider of fixed-rate, affordable residential mortgages.

The Company’s financial results for the fourth quarter and year ended December 31, 2013 and Investor Presentation materials, which contain additional information regarding our fourth quarter and year end 2013 performance, are being released at the same time as our filing of Doral’s Form 10-K for the year ended of December 31, 2013 with the Securities and Exchange Commission.

Conference Call

Doral will be holding a conference call to discuss its financial results on Monday March 24, 2014 at 2:00 p.m. EDT.

The call may be accessed through a dial-in telephone number at (800) 288-8975 or (612) 332-0725 for international callers.

A telephone replay of the conference call will be available starting March 24th at 4:00 p.m. EDT through April 24, 2014 at 11:59 p.m. EDT. The replay can be accessed through dial-in telephone number at (800) 475-6701 or (320) 365-3844 for international callers. The replay access code is 322434.

FINANCIAL HIGHLIGHTS

•	Net loss for the quarter ended December 31, 2013 totaled $50.9 million, compared to a net loss of $14.7 million for the third quarter of 2013 and net income of $28.3 million for the quarter ended December 31, 2012.

•	The Company reported net loss attributable to common shareholders of $53.3 million for the fourth quarter of 2013 compared to a net loss attributable to common shareholders of $17.1 million for the third quarter of 2013, and net income attributable to common shareholders of $25.8 million for the quarter ended December 31, 2012.

•	Net interest income for the fourth quarter of 2013 was $57.4 million, a decrease of $0.3 million compared to the third quarter of 2013, and an increase of $0.6 million when compared to the fourth quarter of 2012. Net interest margin was 3.03% and 2.98% for the third and fourth quarters of 2013, respectively.

•	Recorded a provision for loan and lease losses of $25.8 million in the fourth quarter of 2013 as a result of redefaults on previously modified loans and new valuations received on defaulted residential mortgage loans compared to a $23.6 million provision in the third quarter of 2013 and a $21.3 million provision in the fourth quarter of 2012. The $25.8 million provision for loan and lease losses in the fourth quarter of 2013 resulted mainly from provisions of $13.6 million and $9.9 million for the commercial real estate and construction and land portfolios, respectively.

•	Non-interest income for the fourth quarter of 2013 of $11.6 million reflects decreases of $7.1 million and $17.2 million, compared to non-interest income of $18.6 million for the third quarter of 2013 and $28.8 million for the fourth quarter of 2012, respectively. The decrease in non-interest income when compared to the third quarter of 2013 results from a decrease of $9.5 million in gain on trading activities and the increase of $1.9 million in losses on the early repayment of debt, partially offset by $4.4 million in additional insurance agency commissions earned during the fourth quarter of 2013.

•	Non-interest expense for the fourth quarter of 2013 of $94.6 million increased by $26.2 million and $8.4 million from the quarters ended September 30, 2013 and December 31, 2012, respectively. The expense increase in the fourth quarter of 2013 compared to the third quarter of 2013 was mainly driven by increases of $4.6 million, $4.3 million and $9.3 million in compensation and benefits, professional services and other real estate owned expense, respectively.

•	Doral’s loan production for the fourth quarter of 2013 was $495.9 million resulting in decreases of $87.2 million and $137.3 million, compared to $583.1 million and $633.2 million for the third quarter of 2013 and fourth quarter of 2012, respectively. Commercial loan production in the U.S. totaled $330.0 million or 67% of loan production for the fourth quarter of 2013. Residential mortgage loan production in Puerto Rico, most of which is sold, of $164.6 million in the fourth quarter of 2013 was down $87.4 million from fourth quarter of 2012 mortgage loan production of $252.0 million, resulting in a decline of approximately 35%.

•	Doral recognized an income tax benefit of $0.6 million for the quarter ended December 31, 2013 compared to an income tax benefit of $1.0 million and $50.2 million for the third quarter of 2013 and fourth quarter of 2012, respectively. The decrease compared to the fourth quarter of 2012 is due mainly to a $50.6 million deferred tax benefit in 2012 resulting from the conversion of Doral Insurance Agency to a limited liability company and the election to consolidate Doral Financial Corporation and Doral Insurance Agency LLC, for tax purposes, allowing the release of a portion of Doral Financial Corporation’s deferred tax valuation allowance in 2012.

•	Doral reported total assets as of December 31, 2013 of $8.5 billion compared to $8.5 billion as of December 31, 2012. The slight increase of $14.4 million is mainly due to an increase in net loans of $171.6 million, partially offset by decreases of $80.2 million and $59.4 million in cash and investments, respectively, leaving total assets relatively flat year-over-year.

•	Total deposits were $5.0 billion as of December 31, 2013, an increase of $368.4 million, or 8%, from deposits of $4.6 billion as of December 31, 2012. The Company’s brokered deposits decreased $582.4 million mostly due to early cancellations, while retail deposits increased $950.7 million during the year ended December 31, 2013.

•	Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the U.S. government, as of December 31, 2013 were $685.9 million, a decrease of $56.9 million from December 31, 2012. The decrease in NPLs resulted largely from actions that management has taken to mitigate the risk associated with the PR loan portfolio as there is now evidence of stabilization within its non-performing loans.

•	The Company’s capital ratios continue to exceed the standards established by the federal banking agencies with the following ratios as of December 31, 2013; Tier 1 Leverage of 7.58%, Tier 1 Risk-based Capital of 9.66% and Total Risk-based Capital of 11.31%.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings, tax legislation and tax rules, governmental oversight, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance or events. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 which is available on the Company’s website at www.doralfinancial.com, as updated from time to time in the Company’s periodic and other reports filed and to be filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank”), with operations on the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico, Doral Insurance Agency, LLC (“Doral Insurance Agency”), Doral Recovery, Inc. (“Doral Recovery I”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank in turn operates three wholly-owned subsidiaries: Doral Mortgage LLC (“Doral Mortgage”), engaged in residential mortgage lending in Puerto Rico, Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and Doral Recovery, LLC (“Doral Recovery II”, previously CB, LLC), an entity originally formed to dispose of a real estate project of which Doral Bank took possession during 2005, which now holds commercial loans and certain residential mortgage loans previously held by Doral Bank. Doral Money consolidates three variable interest entities created for the purpose of entering into collateralized loan arrangements with third parties.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

Lucienne.Gigante@doralbank.com

787-474-6298

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